UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): November 13, 2017

Frontera Group Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

46-4429598

(I.R.S. Employer Identification No.)

701 S Carson Street, Suite 200

Carson City, NV 89701

 (Address of principal executive offices)   (Zip Code)

Phone: 909-374-5750

Copy of Communications to:

Bernard & Yam, LLP

Attn: Man Yam, Esq.

140-75 Ash Avenue, Suite 2D,

Flushing, NY 11355

Phone: 2122197783

Fax: 2122193604

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2017, Frontera Group Inc  (“Frontera”)and Jiangsu Rentian Agriculture Technology Corporation (“Rentian”) jointly entered into several Framework Agreement for Strategic Cooperation (“Strategic Cooperation Agreement” and collectively “Strategic Cooperation Agreements”) with the local governments from several counties in China including Danfeng County of Shaanxi Province, Xingguo County ofJiangxi Province, Datong County of Qinghai Province, Shangcheng County of Henan Province, and Guoyang County of Anhui Province.

In these Strategic Cooperation Agreements, Rentian agreed to use its proprietary fresh-freezing technologies, its capital and business resources in agriculture and food industries to establish “Safe Foods Industrial Parks” in the corresponding counties including Danfeng County of Shaanxi Province, Xingguo County of Jiangxi Province, Datong County of Qinghai Province, Shancheng County of Henan Province, and Guoyang County of Anhui Province. Frontera, as a strategic partner of Rentian, will provide consulting and advisory services to these Safe Foods Industrial Park projects, including but not limited to: assist with obtaining financing and funding, human resources, marketing and sales, strategic planning, cross-border outreaching, corporate governance, internal control and the potential listing on foreign stock exchanges.

Under the Strategic Cooperation Agreements, these corresponding county governments will provide all the necessary supports for the Safe Foods Industrial Parks including land, infrastructure, favorable tax rate, expedited processing of all applicable permits and license applications and coordination with local residents.

On November 13, 2017, Frontera and Rentian also jointly entered into a Strategic Cooperation Memorandum with Jiangsu Province Association of Restaurants and Food Services. Under this Memorandum, all parties will put together each of their own strength and expertise to formulate cooperation in the restaurant industries to gain market shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Frontera Group Inc

By:   /s/ Gan Ren

              Gan Ren

President, Director, CEO, CFO

Date:    January 3, 2018